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                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-75632



                              Prospectus Supplement
                     (To Prospectus dated February 14, 2002)


                                 TERADYNE, INC.

                                  $400,000,000

             3.75% CONVERTIBLE SENIOR NOTES DUE OCTOBER 15, 2006 AND THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTES

                                -----------------

         This prospectus supplement relates to the resale by the holders of Teradyne, Inc. 3.75% Convertible Senior Notes due October 15, 2006 and the shares of common stock, par value $.125 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 14, 2002. The terms of the notes are set forth in the prospectus.

                                -----------------

         SEE THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR THE COMMON STOCK.
                                -----------------

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by superceding the information with respect to the person previously listed in the prospectus that is listed below:

                                PRINCIPAL AMOUNT AT                   NUMBER OF
                                 MATURITY OF NOTES   PERCENTAGE OF   CONVERSION
                                BENEFICIALLY OWNED      NOTES        SHARES THAT
NAME                             THAT MAY BE SOLD    OUTSTANDING     MAY BE SOLD
----                            -------------------  -------------   -----------
Highbridge International LLC        60,000,000         15.00%         2,307,690

---------------

    *Less than 1%

                              ---------------------

            The date of this Prospectus Supplement is April 11, 2002.